EXHIBIT 99(1)

CTG RESOURCES, INC.
Annual Report on Form 10-K
Exhibit Index
Fiscal Year Ended September 30, 1999

Document
Item	Description	Description
99(1)	Exhibit Index	Ex-99.1
10(38)	Amendment No. 2 to Service Agreement (#N01719, FST Service) between the Connecticut Natural Gas Corporation and National Fuel Gas Supply Corporation	Ex-10.38
10(41)	Amendment No. 2 to Service Agreement (#O01718, FSS Service) between the Connecticut Natural Gas Corporation and National Fuel Gas Supply Corporation	Ex-10.41
11	Computation of Consolidated Basic and Fully Diluted Earnings Per Share	Ex-11
21	Subsidiaries of the Registrant	Ex-21
23	Consent of Independent Public Accountants	Ex-23
24	Power of Attorney	Ex-24
27	Financial Data Schedule	Ex-27
99(2)	Requirements of Form 11-K for the CTG Resources Inc. Employee Savings Plan	Ex-99.2
99(3)	Requirements of Form 11-K for the CTG Resources Inc. Union Employee Savings Plan	Ex-99.3